Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:
At Cambridge Heart, Inc.	Burns McClellan
Roderick de Greef, Chief Financial Officer	Juliane Snowden
(781) 271-1200 x231	(212) 213-0006
roderickd@cambridgeheart.com	jsnowden-andrew@burnsmc.com

CAMBRIDGE HEART REPORTS RESULTS FOR FOURTH QUARTER AND FULL YEAR 2006

T-Wave Alternans revenue up 10% sequentially over Q3 2006

Bedford, Mass., February 22, 2007 — Cambridge Heart, Inc. (OTCBB-CAMH), today reported total revenue of $2,223,100 for the quarter ended December 31, 2006, an increase of 104%, compared to total revenue of $1,089,200 for the same period in 2005. Revenue for the fourth quarter from the sale of the Company’s Microvolt T-Wave Alternans (“Alternans”) products was $1,907,000, an increase of 118%, compared with the same period in 2005.

On a sequential basis, total revenue increased 9% from revenue reported for the quarter ended September 30, 2006, while the Company’s revenue from the sale of Alternans products increased by $170,800, or 10%, compared to revenue of $1,736,200 for the quarter ended September 30, 2006.

The operating loss for the fourth quarter of 2006 was $2,517,000, compared to an operating loss of $615,600 for the same period in 2005. Included in the operating loss for the fourth quarter of 2006 was $958,000 of severance-related charges and $569,150 of non-cash stock-based compensation expense. The net loss for the quarter was $2,412,000, or $0.04 per share, compared to a net loss of $1,950,100, or $0.05 per share, in the comparable 2005 period. The net loss for the 2005 period included a non-cash charge of $1,387,600 related to a change in the value of the Company’s Series B warrants.

The Company reported total revenue for the year ended December 31, 2006 of $7,437,600, an increase of 77% compared to total revenue of $4,198,900 for the year 2005. For the full year of 2006, revenue from Alternans products was $6,246,000, an increase of 102%, compared to revenue of $3,091,000 in the same period in 2005. The operating loss for the full year of 2006 was $4,730,700, compared to an operating loss of $2,987,700 for the year ended December 31, 2005. The operating loss for the year 2006 included $1,052,000 of severance-related charges, $1,088,900 in non-cash stock-based compensation expense, and $160,000 in expenses related to compliance with Section 404 of the Sarbanes-Oxley Act. The net loss for the year ended December 31, 2006, was $10,608,900, or $0.18 per share, compared to a net loss of $2,636,500, or $0.07 per share, in year 2005. The net loss for the full year of 2006 included a non-cash charge of $6,264,700 related to the change in value of Series B warrants, and the net loss for the year 2005 included a non-cash gain of $164,100, also related to a change in the value of the Company’s Series B warrants. As of March 31, 2006, all of the Series B warrants had been exercised and converted into shares of the Company’s common stock.

The Company’s cash used by operations was $650,000 and $1,900,000, respectively, for the three and twelve months ended December 31, 2006. Cash use is expected to increase materially in future quarters as the Company continues to implement its sales and marketing expansion plans throughout 2007 and 2008. The Company had cash and marketable securities of $8,390,700 at December 31, 2006.

The Company currently has a total of 63.6 million shares of common stock issued and outstanding. In addition, there are options and warrants outstanding to purchase 7.7 million common equivalent shares, bringing the fully diluted share count to 71.4 million common equivalent shares.

“We achieved a number of important milestones during 2006, including gaining a National Coverage Decision from Medicare, private payer reimbursement from Aetna, Cigna, Humana and WellPoint among others, published guidelines on MTWA from the AHA/ACC/ESC and clinical validation through several additional published studies. In addition, we expanded our direct sales force and clinical applications team, and realized a 100% increase in our core Alternans revenue compared to 2005,” stated Robert Khederian, Chairman and Interim Chief Executive Officer of Cambridge Heart. “We expect to see further progress on all fronts during 2007, as we continue to build-out our direct sales channel and clinical network, and expand our marketing program to build awareness in the medical community on the importance of utilizing our MTWA test to better identify those patients in need of ICD therapy. We believe 2007 will be an exciting time for Cambridge Heart.”

Conference Call Information

The Company will hold a conference call at 4:30 p.m. eastern on Thursday, February 22nd to discuss the results for the 2006 fourth quarter and full year. The conference call phone-in number is 1.866.510.0707 (outside the U.S. 1.617.597.5376), passcode 76781874. Interested parties may listen to a recording of the conference call at any time during the 48 hours immediately following the call by dialing 1.888.286.8010 (outside the U.S. 1.617.801.6888) and enter the passcode 83148257. This playback will begin approximately two hours after the call ends. The conference call will also be available by webcast on the Company’s web site at www.cambridgeheart.com.

About Cambridge Heart, Inc.

Cambridge Heart (www.cambridgeheart.com) is engaged in the development and commercialization of products for the non-invasive diagnosis of cardiac disease, particularly the identification of those at risk of sudden cardiac arrest. The Company’s products incorporate its proprietary Microvolt T-Wave Alternans measurement technologies, coupled with its patented Spectral Analytic Method and ultra-sensitive disposable electrode sensors. Only Spectral Analytic Method MTWA tests are reimbursed by Medicare under its National Coverage Policy that covers patients with a wide variety of cardiac symptoms. Other major insurers in the USA also have coverage policies for the test. The T-Wave Alternans test is included in the Guideline for Management of Patients with Ventricular Arrhythmias and the Prevention of Sudden Cardiac Death jointly developed by the American College of Cardiology (ACC), The American Heart Association (AHA) and the European Society of Cardiology (ESC). The Company, founded in 1990, is based in Bedford, Massachusetts and is traded on the OTCBB under the symbol CAMH.

About the Cambridge Heart Microvolt T-Wave Alternans Test

The Cambridge Heart Microvolt T-Wave Alternans Test measures a specific extremely subtle pattern of beat-to-beat fluctuations in a person’s electrocardiogram. This pattern of fluctuations is called T-wave alternans. These tiny variations in the electrocardiogram - measured at one millionth of a volt accuracy – are most commonly measured during a sub-maximal exercise stress test in the doctor’s office or hospital outpatient setting. The preparation for the test consists of placing proprietary sensors on the patient’s chest. Extensive clinical research has shown that those patients who are at risk of ventricular tachyarrhythmia that test positive for microvolt T-wave alternans are at increased risk for sudden cardiac death, while those who test negative are at reduced risk.

Statements contained in this press release are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. In some cases, we use words such as “believes”, “expects”, “anticipates”, “plans”, “estimates”, “could”, and similar expressions that convey uncertainty of future events or outcomes to identify these forward-looking statements. Actual results may differ materially from those indicated by these forward-looking statements. Factors that may cause or contribute to such differences include customer delays in making final buying decisions, decreased demand for our products, failure to obtain funding necessary to develop or enhance our technology, adverse results in future clinical studies of our technology, failure to obtain or maintain patent protection for our technology, failure to obtain or maintain adequate levels of third-party reimbursement for use of our products and other factors identified in our most recent Annual Report on Form 10-K under “Factors Which May Affect Future Results”, which is on file with the SEC and available at www.EDGAR.com. In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so except as may be legally necessary, even if our estimates should change.

-Financial information follows-

Cambridge Heart, Inc.

Financial Highlights

Statement of Operations	Three months ended December 31,		Twelve months ended December 31,
	2006	2005	2006	2005
Revenues	$2,223,070	$1,089,199	$7,437,581	$4,198,871

Cost of goods sold	862,565	465,487	2,965,202	1,980,193

Gross Profit	1,360,505	623,712	4,472,379	2,218,678

Costs and expenses
Research and development	201,217	165,968	576,444	698,862
Selling, general and administrative	3,676,525	1,073,323	8,626,607	4,507,479

Total Operating Expenses	3,877,742	1,239,291	9,203,051	5,206,341

Loss from operations	(2,517,237)	(615,579)	(4,730,672)	(2,987,663)

Interest income	105,037	53,074	386,525	187,043

Change in valuation of Series B warrants	—	(1,387,623)	(6,264,727)	164,134

Net Loss	$(2,412,201)	$(1,950,128)	$(10,608,874)	$(2,636,486)

Net Loss attributable to common shareholders	$(2,412,201)	$(1,950,128)	$(10,608,874)	$(2,636,486)

Net loss per common share - basic and diluted	$(0.04)	$(0.05)	$(0.18)	$(0.07)

Weighted average shares outstanding - basic and diluted	62,874,574	41,557,282	59,826,196	39,914,615

Balance Sheet	December 31, 2006	December 31, 2005
Assets
Cash & Marketable Securities	$8,390,742	$5,297,834
Accounts receivable, net	1,658,873	1,018,988
Inventory	520,090	419,938
Other prepaid assets	130,988	79,843

Total current assets	10,700,693	6,816,603

Fixed assets, net	136,198	85,771
Other assets	85,589	112,182

	$10,922,480	$7,014,556

Liabilities and stockholders’ equity
Accounts payable and accrued expenses	$2,166,182	$774,185
Debt, current portion	10,089	1,577

Total current liabilities	2,176,271	775,762
Debt, long-term portion	44,799	—
Series B warrant liability	—	1,503,646

Total liabilities	$2,221,070	$2,279,408

Convertible Preferred	—	1,504,287
Warrants to acquire Convertible Preferred Stock	212,418	743,440

	$212,418	$2,247,727

Stockholders’ equity
Common stock	$63,635	$46,301
Additional paid-in-capital	77,829,407	61,236,294
Accumulated deficit	(69,404,049)	(58,795,174)

Total stockholders’ equity	8,488,993	2,487,421

	$10,922,480	$7,014,556